Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
SunCoke Energy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑183015, 333-176403, 333-179804 and 333-224733) on Form S-8 of SunCoke Energy, Inc., and registration statement (No. 333-234585) on Form S-3 of SunCoke Energy, Inc., of our reports dated February 25, 2021, with respect to the consolidated balance sheets of SunCoke Energy, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10‑K of SunCoke Energy, Inc.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2021